UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 30, 2020
Kirkland's, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	000-49885	62-1287151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5310 Maryland Way, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	615-872-4800

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock	KIRK	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 24, 2020, Kirkland's, Inc. (the "Company") received a letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC ("Nasdaq") indicating that the closing bid price of the Company's common stock for the last 30 consecutive business days did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Global Select Market pursuant to Nasdaq listing Rule 5450(a)(1). The letter also indicated that due to unprecedented turmoil in U.S. and world financial markets, Nasdaq has determined to toll the compliance periods for the bid price requirements through June 30, 2020. As a result, the Company will be provided with a compliance period of 180 calendar days beginning July 1, 2020, or until December 28, 2020, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). The letter further provided that if, at any time during the 180-day period, the closing bid price of the Company's common stock is at least $1.00 for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation that it has achieved compliance with the minimum bid price requirement.
If the Company does not regain compliance by December 28, 2020, then under Nasdaq Listing Rule 5810(c)(3)(A)(i) the Company may transfer to The Nasdaq Capital Market, provided that it meets the applicable market value of publicly held shares requirement for continued listing as well as all other standards for initial listing of its common stock on the Nasdaq Capital Market (other than the minimum bid price requirement) and notifies Nasdaq of its intention to cure the deficiency during a second compliance period. Following a transfer to The Nasdaq Capital Market, under Nasdaq Listing Rule 5810(c)(3)(A)(ii), the Company may be afforded an additional 180-days to regain compliance with the Minimum Bid Price Requirement. However, there can be no assurance the Nasdaq Staff would grant any request for continued listing.
The Company intends to actively monitor its closing bid price for its common stock between now and December 28, 2020 and intends to take any reasonable actions to resolve the Company's noncompliance with the minimum bid price requirement as may be necessary. No determination regarding the Company's response has been made at this time. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or will otherwise be in compliance with other Nasdaq listing criteria.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the impact of store closures in 2020, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, risks associated with the spread of COVID-19 and its possible impact on the Company’s revenues and supply chain, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 10, 2020 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland's, Inc.

April 30, 2020	By:	/s/ Carter R. Todd
Name: Carter R. Todd
Title: Vice President and General Counsel